EXHIBIT 99.2
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[HOUSEHOLD LOGO]                                      2700 Sanders Road
                                                      Prospect Heights, IL 60070


                                                                    News Release

HOUSEHOLD TO REDEEM ALL ISSUED AND OUTSTANDING SHARES OF 5%
CUMULATIVE PREFERRED STOCK, $4.50 CUMULATIVE PREFERRED STOCK AND
$4.30 CUMULATIVE PREFERRED STOCK

PROSPECT HEIGHTS, IL - MARCH 28, 2003 - Household International, Inc. (NYSE:HI) announced today that it was calling for redemption all the issued and outstanding shares of Household 5% Cumulative Preferred Stock (NYSE: HI-prM), $4.50 Cumulative Preferred Stock (NYSE: HI-prN) and $4.30 Cumulative Preferred Stock (NYSE: HI-prO) as of close of the business (5:00 p.m. New York City time) on the redemption date of April 28, 2003.

Pursuant to the terms of these issues of preferred stock, Household will pay a redemption price of $50.00 per share of 5% Cumulative Preferred Stock, $103.00 per share of $4.50 Cumulative Preferred Stock and $100.00 per share of $4.30 Cumulative Preferred Stock, plus, in each case, all dividends accrued and unpaid, whether or not earned or declared, to the redemption date. The redemption price is payable in cash, without interest.

On March 28, 2003, Household deposited the aggregate redemption price, including all dividends accrued and unpaid, in trust for the holders of these preferred shares with Computershare Trust Company of New York. As a result, from and after March 28, 2003, pursuant to their terms, these issues of preferred stock shall not be deemed to be outstanding for any purpose whatsoever, and the rights of the holders of these issues of preferred stock shall be limited to the right to receive the redemption price, including all dividends accrued and unpaid, without interest, upon surrender of the certificates representing the preferred shares as set forth in the redemption notice.

A redemption notice is being mailed, first class, postage prepaid, on March 28, 2003, to all holders of record of these issues of preferred stock as of that date. Copies of the redemption notice may be requested from the redemption agent, Computershare Trust Company of New York, by calling toll-free on 1-866-299-4220 (within the United States and Canada) or direct dial at 1-312-588-4220 (outside the United States and Canada).

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ABOUT HOUSEHOLD

Household's businesses are leading providers of consumer loan, credit card, auto finance and credit insurance products in the United States, United Kingdom and Canada. In the United States, Household's largest business, founded in 1878, operates under the two oldest and most widely recognized names in consumer finance- HFC and Beneficial. Household is also one of the nation's largest issuers of private-label and general-purpose credit cards, including The GM Card(R) and the AFL-CIO's Union Plus(R) card. For more information, visit the company's website at WWW.HOUSEHOLD.COM.

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Contact:
Craig Streem, Vice President, Corporate Relations and
Communications, 847-564-6053 or
Celeste Murphy, Director, Investor Relations, 847-564-7568